UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2017

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02              UNREGISTERED SALES OF EQUITY SECUTITIES

See Item 8.01 which is incorporated into this Item 3.02 by reference.

Item 8.01              OTHER EVENTS

On September 21, 2017, Immunomedics, Inc. (also referred to as “our” or “IMMU”) completed the exchange of $80.0 million in aggregate principal amount of our 4.75% Convertible Senior Notes due 2020 (the “Convertible Notes”) for newly issued shares of our common stock, par value $0.01 per share (the “Common Stock”), pursuant to privately negotiated exchange agreements entered into between IMMU and a limited number of holders (“Noteholders”) of the Convertible Notes (the “Exchanges”). We issued an aggregate of 16,799,861 shares of Common Stock (the “Shares”) in the Exchanges in three tranches occurring on September 19, 2017, September 20, 2017 and September 21, 2017. The Shares represent an aggregate of 2,699,855 shares more than the number of shares into which the exchanged Convertible Notes were convertible under their original terms.

As a result of the Exchanges, (a) the outstanding aggregate principal amount of the Convertible Notes was reduced to $20.0 million and (b) approximately 151,285,049 shares of Common Stock are now issued and outstanding.

The Noteholders are institutional “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The issuance of the Shares in the Exchanges was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: September 21, 2017	By:	/s/ Michael R. Garone
Name: Michael R. Garone
Title: Vice President, Finance and Chief Financial Officer